Chuy’s Holdings, Inc. Announces First Quarter 2014 Financial Results

AUSTIN, Texas, May 6, 2014 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) today announced financial results for the first quarter ended March 30, 2014.
Highlights for the first quarter ended March 30, 2014 were as follows:

•	Revenue increased 19.8% to $56.0 million from $46.7 million in the first quarter of 2013.

•	Comparable restaurant sales increased 4.2% as compared to the same period in 2013.

•	Net income was $2.6 million, or $0.16 per diluted share, compared to $2.6 million, or $0.16 per diluted share, in the first quarter of 2013.

•	Pro forma net income (1) was $2.5 million, or $0.15 per diluted share in the first quarter of 2013.

•	Restaurant-level EBITDA(1) increased 8.5% to $10.2 million from $9.4 million in last year’s first quarter.

•	Three new restaurants opened during the first quarter of 2014.

(1)
Pro forma net income and restaurant-level EBITDA are non-GAAP measures. For reconciliations of pro forma net income and restaurant-level EBITDA to GAAP net income and discussions of why we consider them useful, see the “Reconciliation of Non-GAAP Measures” accompanying this release.

Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc. stated, “We maintained our top-line momentum in the first quarter with a comparable restaurant sales increase of 4.2% leading to a 19.8% increase in revenues. Our made-from-scratch, Tex Mex-inspired menu, commitment to value and upbeat, irreverent atmosphere continue to clearly resonate with our guests. While we faced short-term cost challenges related to commodities, increased labor related to new unit openings and weather, our full-year financial goals remain intact.”
Added Hislop, “With four new restaurants opened this year, our 2014 development plan of ten to eleven units is on track. We are pleased with the results of our new units as we continue to focus our development efforts on our newer markets with existing Chuy’s restaurants, which we believe will continue to drive awareness for the Chuy’s brand.”

First Quarter 2014 Financial Results
Revenue increased $9.3 million, or 19.8%, to $56.0 million in the first quarter of 2014 compared to the first quarter of 2013. The increase was primarily driven by $8.6 million in incremental revenue from an additional 124 operating weeks provided by 12 new restaurants opened during and subsequent to the first quarter of 2013.
Comparable restaurant sales increased 4.2% in the first quarter of 2014 as compared to the same period in 2013. The increase in comparable sales was driven by a 1.9% increase in average check and a 2.3% increase in average weekly customers. The comparable restaurant base consisted of 35 restaurants during the first quarter of 2014.
Total restaurant operating costs as a percentage of revenue increased to 81.9% in the first quarter of 2014 from 80.0% in the first quarter of 2013, driven primarily by the impact of higher food costs, particularly beef, dairy and produce costs, and higher labor costs as a percentage of revenue driven by increased training and staffing levels at our new restaurants and inefficiencies associated with the bad weather we experienced in the first quarter across the South and Southeast.
Net income for the first quarter of 2014 was $2.6 million, or $0.16 per diluted share, compared to $2.6 million, or $0.16 per diluted share, in the first quarter of 2013. Net income for the first quarter of 2013 included approximately $417,000 in costs associated with two separate secondary offerings of the Company’s common stock. Net income for the first quarter of 2013 also included a net favorable tax benefit of $527,000 resulting from the favorable impact of a one-time adjustment for incremental employment tax credits from open tax years which was partially offset by the unfavorable tax impact of the non-deductible secondary offering costs.
Pro forma net income was $2.5 million or $0.15 per diluted share in the first quarter of 2013. A reconciliation between GAAP net income and pro forma net income is included in the accompanying financial data.
Development Update
During the first quarter, three new Chuy’s restaurants were opened — Rogers, Arkansas; Orlando, Florida; and Addison, Texas. Subsequent to the end of the first quarter, one additional Chuy’s restaurant was opened in Noblesville, Indiana.
2014 Outlook
The Company reaffirms its fiscal year 2014 guidance with diluted net income per share ranging from $0.81 to $0.84. This compares to pro forma diluted net income per share of $0.69 in 2013. The net income guidance for fiscal year 2014 is based, in part, on the following annual assumptions:

•	Comparable restaurant sales growth of approximately 2.0% to 2.5%, which implies 1.5% to 2.0% comparable restaurant sales growth during the last three quarters of 2014;

•	Restaurant pre-opening expenses of approximately $3.8 million to $4.3 million;

•	General and administrative expense of approximately $12.5 million to $13.0 million;

•	An effective tax rate of approximately 29% to 31%;

•	The opening of 10 to 11 new restaurants;

•	Net capital expenditures (net of tenant improvement allowances) of approximately $27.5 million to $30.0 million; and

•	Annual weighted average diluted shares outstanding of 16.7 million to 16.8 million shares.

The following definitions apply to these terms as used in this release:
Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check.
Average check is calculated by dividing revenue by total entrées sold for a given time period. Average check reflects menu price influences as well as changes in menu mix.
Conference Call
The Company will host a conference call to discuss financial results for the first quarter of 2014 today at 5:00 p.m. Eastern Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Vice President and Chief Financial Officer will host the call.
The conference call can be accessed live over the phone by dialing 888-228-5271 or for international callers by dialing 913-312-1376. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or 858-384-5517 for international callers; the passcode is 9579563. The replay will be available until May 13, 2014. The conference call will also be webcast live from the Company’s website at www.chuys.com under the investors tab. An archive of the webcast will also be available through the corporate website shortly after the call has concluded.
About Chuy’s
Founded in Austin, Texas in 1982, Chuy’s owns and operates 52 full-service restaurants across fourteen states serving a distinct menu of authentic, made from scratch Tex Mex inspired dishes. Chuy’s highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by the concept’s motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!”. For further information about Chuy’s, including the nearest location, visit the Chuy’s website at www.chuys.com.
Forward-Looking Statements
Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, including the Company’s fiscal year 2014 guidance and the related assumptions, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurant openings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, or our effective tax rate, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.

Chuy’s Holdings, Inc. and Subsidiaries
Unaudited Condensed Consolidated Income Statements
(In thousands, except share and per share data)

	Thirteen Weeks Ended
	March 30, 2014	March 31, 2013
Revenue	$55,951	$46,698

Costs and expenses:
Cost of sales	15,528	12,557
Labor	18,710	14,975
Operating	7,561	6,547
Occupancy	3,554	2,891
General and administrative	2,923	2,795
Secondary offering costs	—	417
Marketing	422	352
Restaurant pre-opening	1,155	971
Depreciation and amortization	2,316	1,968
Total costs and expenses	52,169	43,473
Income from operations	3,782	3,225
Interest expense	22	33
Income before income taxes	3,760	3,192
Income tax expense	1,128	551
Net income	2,632	2,641

Net income per common share:
Basic	$0.16	$0.16
Diluted	$0.16	$0.16

Weighted-average shares outstanding:
Basic	16,397,629	16,111,286
Diluted	16,712,418	16,577,053

Chuy’s Holdings, Inc. and Subsidiaries
Unaudited Selected Balance Sheet Data
(In thousands)

	March 30, 2014	December 30, 2012
Cash and cash equivalents	$4,806	$5,323
Total assets	155,442	151,162
Long-term debt	8,000	6,000
Total stockholders’ equity	108,161	104,488

Reconciliation of Non-GAAP Measures
We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP restaurant-level EBITDA, and pro forma net income. Restaurant-level EBITDA represents net income plus the sum of general and administrative expenses, secondary offering costs, restaurant pre-opening costs, depreciation and amortization, interest and taxes. Restaurant-level EBITDA is presented because: (i) the Company believes it is a useful measure for investors to assess the operating performance of our business without the effect of non-cash depreciation and amortization expenses; and (ii) the Company uses restaurant-level EBITDA internally as a benchmark to evaluate its operating performance or compare our performance to that of our competitors. Additionally, the Company presents restaurant-level EBITDA because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, and restaurant pre-opening costs, which are non-recurring at the restaurant level. The use of restaurant-level EBITDA thereby enables the Company and its investors to compare operating performance between periods and to compare our operating performance to the performance of the Company’s competitors. The measure is also widely used within the restaurant industry to evaluate restaurant level productivity, efficiency and performance. The use of restaurant-level EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. The Company presents restaurant-level EBITDA margin for the same reasons it presents restaurant-level EBITDA.
Pro forma net income represents our net income plus the expenses incurred related to our secondary offerings, less the pro forma incremental income tax expense resulting from discrete tax items in 2013.

The following table includes a reconciliation of net income to restaurant-level EBITDA (in thousands):

	Thirteen Weeks Ended
	March 30, 2014	March 31, 2013

Net income as reported	$2,632	$2,641
Income tax provision	1,128	551
Interest expense	22	33
General and administrative	2,923	2,795
Secondary offering costs	—	417
Restaurant pre-opening expenses	1,155	971
Depreciation and amortization	2,316	1,968
Restaurant-level EBITDA	$10,176	$9,376

Restaurant-level EBITDA margin (1)	18.2%	20.1%

(1)	Restaurant-level EBITDA margin is calculated by dividing restaurant-level EBITDA by revenue.

The following is a reconciliation of GAAP net income and net income per share to pro forma net income and pro forma net income per share (in thousands):

	Thirteen Weeks Ended
	March 30, 2014	March 31, 2013

Net income as reported	$2,632	$2,641
Secondary offering costs (1)	—	417
Income tax expense (2)	—	(527)
Pro forma net income	$2,632	$2,531

Net income per share - pro forma:
Basic - pro forma	$0.16	$0.16
Diluted - pro forma	$0.16	$0.15

Weighted-average shares outstanding - pro forma:
Basic - pro forma (7)	16,397,629	16,111,286
Diluted - pro forma (7)	16,712,418	16,577,053

Notes to reconciliation of GAAP net income to non-GAAP pro forma net income:

1.	Reflects the elimination of the offering expenses associated with the two secondary offerings completed in January 2013 and April 2013.

2.
In 2013, the tax expense reflects the elimination of the favorable impact of a one-time tax adjustment for incremental employment tax credits from open tax years offset by the unfavorable tax impact of the non-deductible secondary offering costs. After excluding this net favorable tax benefit in 2013, our pro forma effective tax rate for the thirteen weeks ended March 31, 2013 was 29.9%.

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com